Exhibit (h)(40)

BIG TREE CAPITAL AMENDED AND RESTATED NEW FUND ADDENDUM

AMENDED AND RESTATED

NEW FUND ADDENDUM DATED January 10, 2022 TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

DATED AS OF NOVEMBER 10, 2011

BETWEEN

Exchange Traded Concepts Trust ON BEHALF OF

Emqq the emerging markets internet & ecommerceTM ETF,

FMQQ THE NEXT FRONTIER INTERNET & ecommerceTM ETF AND

INDIA INTERNET & ECOMMERCETM ETF (formerly known as INQQ THE INDIA INTERNET & ECOMMERCETM ETF)

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

Relationship to Agreement:	This New Fund Addendum shall replace in its entirety the New Fund Addendum dated April 19, 2017. Except as specifically set forth herein, defined terms used in this New Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this New Fund Addendum, each Series shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto. In the event of a conflict between the terms set forth in this New Fund Addendum and any terms set forth In the Agreement, the terms set forth in this New Fund Addendum shall govern, but solely with respect to the Series described herein.

Series:	EMQQ The Emerging Markets Internet & EcommerceTM ETF, FMQQ The Next Frontier Internet & EcommerceTM ETF and India Internet & EcommerceTM ETF

Fees:	The following fees are due and payable monthly to the Administrator pursuant to Section 8 of the Agreement out of the assets of the Series, except to the extent the Advisor agrees to pay or reimburse the Series’ expenses, in which case such fees shall be paid by the Advisor. Each Series will be charged the greater of its allocation of the Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees:	First $XXX in Net Assets: XX Basis Points
Next $XXX in Net Assets: XX Basis Points
Next $XXX in Net Assets: XX Basis Points
Net Assets in excess of $XXX: XX Basis Points

The Asset Based Fee shall be calculated based on the aggregate average daily net assets across both Series during the relevant period, applied on a pro rata basis based on the average daily net assets of each Series.

Annual Minimum Fees:	$XXX per annum solely for EMQQ The Emerging Markets Internet & EcommerceTM ETF

$XXX* per annum for FMQQ The Next Frontier Internet & EcommerceTM ETF

$XXX* per annum for India Internet & EcommerceTM ETF

* Solely with respect to FMQQ The Next Frontier Internet & Ecommerce™ ETF and India Internet & Ecommerce™ ETF, the Annual Minimum Fee for each will be reduced to equal $XXX from the Live Date through the first anniversary of the Live Date, and will be reduced to equal $XXX from the first anniversary of the Live Date through the second anniversary of the Live Date.

Out of Pocket Expenses:	All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Series will be billed to the Series quarterly in arrears.

Annual CPI Increase:	The fees payable hereunder shall be subject to one annual increase at the Administrator’s discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that the Administrator shall notify the Advisor of the Series of its intent to effectuate any such increase at least thirty days prior to the effective date of such increase.

Reorganization Fees:	The Advisor shall pay the Administrator a transaction charge equal to $XXX in connection with each Reorganization Event to which the Series is a party. For purposes of the foregoing, a “Reorganization Event” means any material change in the organizational structure of the Series, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of the Series as well as any acquisition or merger transaction between the Series and any other fund.

Operational Automation:	A critical component of the Administrator’s services is fund valuations. Automated trade delivery and receipt between the Advisor and Administrator is critical to high quality service. Accordingly, Administrator and the Advisor of the Series agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after the Series’ establishment in the Trust.

Term:	The term of this New Fund Addendum shall continue in effect with respect to each Series through and until December 31, 2026 (the “Initial Term”). Thereafter, this New Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”).

Termination:	This New Fund Addendum may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any portfolio, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any “change of control” of the Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Advisor to a third party, provided that the Administrator or one of its affiliates enters Into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term ‘change of control’ shall mean any transaction that results in the transfer of right, title and ownership of twenty-five (25) percent or more of the equity interests of the Advisor to a third party.

Early Termination:	Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this New Fund Addendum on or before the expiration of the then current term (hereinafter, an “Early Termination”). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the Series shall (i) not be in material breach of the Agreement (Including this New Fund Addendum) and (ii) pay the Buyout Amount to the Administrator in the manner set forth below. As used herein, the term “Buyout Amount” shall mean the amount that is equal to (1) the average monthly fee payable by the Series to the Administrator hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this New Fund Addendum) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Series is already committed). The Series shall pay the Buyout Amount to the Administrator on or before the effective date of the Early Termination by means of wire or other immediately available funds.

Advisor Expense Repayment:	Any and all out of pocket fees, costs, or expenses advanced by the Administrator, in its sole discretion on behalf of the Series or the undersigned Advisor, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Advisor and shall be promptly repaid to the Administrator (“Repayment Obligation”). Any such Repayment Obligation of the Advisor shall survive: (i) the termination of the Agreement and this New Fund Addendum thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

Notice to Advisor:	Name of Party or Parties:	Exchange Traded Concepts, LLC
	Name of Contact:	Garrett Stevens
	Address:	10900 Hefner Pointe Dr. Ste 400
		Oklahoma City, OK 73120
	Telephone No.:	405.778.8377
	Facsimile No.:	405.778.8375
	Email Address:	garrett@exchangetradedconcepts.com

[Signatures continued on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this New Fund Addendum by their duly authorized representatives as of the day and year first above written.

EXCHANGE TRADED CONCEPTS TRUST

on behalf of the EMQQ The Emerging Markets Internet & EcommerceTM ETF and

FMQQ The Next Frontier Internet & EcommerceTM ETF and

India Internet & EcommerceTM ETF

BY:	/s/ J. Garrett Stevens
	Name:	J. Garrett Stevens
	Title:	Chief Executive Officer

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:	/s/ John Alshefski
	Name:	John Alshefski
	Title:	Senior Vice President

AGREED TO AND ACCEPTED BY:

EXCHANGE TRADED CONCEPTS, LLC

Adviser to the EMQQ The Emerging Markets Internet & EcommerceTM ETF,

FMQQ The Next Frontier Internet & EcommerceTM ETF and

India Internet & EcommerceTM ETF

BY:	/s/ J. Garrett Stevens
	Name:	J. Garrett Stevens
	Title:	Chief Executive Officer